Exhibit 21.1

List of Subsidiaries

Cepheid SA

Jurisdiction of organization: France

•	Cepheid UK (Wholly owned subsidiary of Cepheid SA)

Jurisdiction of organization: UK

•	Cepheid Benelux (Wholly owned subsidiary of Cepheid SA)

Jurisdiction of organization: Belgium

•	Cepheid SAS (Wholly owned subsidiary of Cepheid SA)

Jurisdiction of organization: France

Cepheid AB

Jurisdiction of organization: Sweden

Cepheid SAS

Jurisdiction of organization: California, USA

Cepheid GK

Jurisdiction of organization: Japan

Cepheid GmbH

Jurisdiction of organization: Germany

Cepheid South Africa

Jurisdiction: South Africa

Cepheid Limited

Jurisdiction of organization: Hong Kong

•	Cepheid Commerce and Trade Co., Ltd.

Jurisdiction of organization: Shanghai